SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy Executive Chairman (914) 771-3230

HUDSON VALLEY HOLDING CORP.
NAMES JOSEPH A. SCHENK AND WILLIAM E. WHISTON
TO THE BOARD OF DIRECTORS

YONKERS, N.Y., April 4, 2013 — James J. Landy, Executive Chairman of Hudson Valley Holding Corp. (NYSE: HVB), has announced that the Company has named Joseph A. Schenk, a Senior Advisor with The Carlyle Group, and William E. Whiston, Chief Financial Officer of the Archdiocese of New York, to the Board of Directors of the Company and Hudson Valley Bank, N.A.

Prior to joining The Carlyle Group, an alternative asset manager with over $160 billion of assets under management, Mr. Schenk served as Chief Executive Officer of First New York Securities, LLC, a principal trading firm, and as Chief Executive Officer of Pali Holdings, Inc., a boutique investment banking firm. He spent 15 years with the Jefferies Group, Inc., a full service investment bank and institutional securities firm, most recently as Chief Financial Officer and Executive Vice President.

A Certified Public Accountant (inactive), Mr. Schenk received a BS in Accounting from the University of Detroit, summa cum laude. Prior to working in the financial services industry, he worked for Price Waterhouse.

Mr. Schenk also serves on the boards of Convergex Holdings; Gain Capital; Fordham Preparatory School; the New York Catholic Foundation; and St. Joseph’s Seminary.

Mr. Whiston has been Chief Financial Officer of the Archdiocese of New York since 2002, where he is responsible for managing the financial and administrative functions of the Archdiocese. During his tenure he served as President of the Catholic Umbrella Pool, a casualty/liability reinsurance vehicle for forty dioceses.

Prior to joining the Archdiocese of New York, Mr. Whiston spent 29 years at Allied Irish Bank, where he served in a number of executive positions in areas including lending, product development and operations/compliance.

Mr. Whiston holds a Bachelor’s degree from Pace University in New York and a Master of Business Administration degree from New York University.

He is active in numerous professional and community organizations. He is a Director of Mutual America Investment Corporation and Mutual America Institutional Funds; a Trustee and Treasurer of the Trustees of St. Patrick’s Cathedral; and a Trustee of St. Joseph’s Seminary. He was an Adjunct Professor in Finance at Fordham University Graduate School of Business for twenty years.

“Both Joe and Bill are respected financial services professionals and active community leaders, who can provide us with beneficial perspective for the future success of the Company,” Mr. Landy noted.

“Their backgrounds will enhance the experience and skill set of our Board to assist us as we continue to move the Company forward in an ever changing regulatory and economic environment, and at the same time remain responsive to our customers,” said Stephen R. Brown, President and Chief Executive Officer. “We look forward to working with them.”

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About Hudson Valley Holding Corp. Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp. (NYSE: HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $2.9 billion in assets, $2.5 billion in deposits and 36 branches at December 31, 2012. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.